Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries to Release First-Quarter Results April 19;

Conference Call to Be Held April 20

Company Expects its Third Consecutive Profitable Quarter

Goshen, Ind.—April 16, 2012—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses and armored vehicles, today announced it expects to report unaudited results for the 2012 first quarter after the market closes on April 19, 2012.

A conference call to discuss the results will be held April 20, 2012, at 9 a.m. ET.  Interested parties may listen to the call live at www.supremeind.com. Those unable to attend the live call may access a replay, which will be archived on the Company’s website for approximately 30 days.

Supreme indicated it expects to report the third consecutive quarter of profitability in the year’s opening quarter.

Interim CEO and Chief Financial Officer Matt Long added: “Entering 2012, order and sales activity continued to exhibit strength and we remain on plan with our efficiency improvement initiatives.

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About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to management. Although management believes that the expectations reflected in such forward-

looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Contact:

Supreme Industries, Inc.
Matt Long, 574-642-4888 Ext. 415
Interim CEO and Chief Financial Officer

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527